Exhibit 99.1

NEWS RELEASE

For more information, contact:

David L. Dyckman

636-728-3107

THERMADYNE HOLDINGS CORPORATION

REPORTS THIRD QUARTER 2005 RESULTS

St. Louis, Missouri, November 9, 2005 —Thermadyne Holdings Corporation (OTCBB: THMD) today reported financial results for the three months ended September 30, 2005.

HIGHLIGHTS

•                  Sales up 8.6% in the quarter versus prior year quarter reflecting continued strong demand

•                  Operating EBITDA increases 26.5% reflecting progress on turnaround initiatives

•                  Cost inflation continues to squeeze margins

•                  On-time delivery performance approaches 2005 year end targets

•                  Delayed progress on working capital efficiency gains

•                  Established new China joint venture to manufacture filler metal products

Comparison of Results

Included in the following discussion of operations is a comparison of results to prior periods on a basis consistent with generally accepted accounting principles (GAAP) and on a non-GAAP basis. While a non-GAAP measure, management believes Operating EBITDA enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines Operating EBITDA as earnings before interest, taxes, depreciation, amortization, other income and expense, restructuring costs, non-cash or non-recurring items not reflective of underlying operations (including LIFO adjustments) and post retirement benefit expense . Compared to the most directly comparable GAAP measure, which is operating income, Operating EBITDA excludes items of a non-cash nature, such as depreciation expense and non-cash inventory adjustments.  These items are components of, and are used in arriving at, operating income.  Management specifically focuses more on measures such as operating spending levels and efficiencies and less on non-cash items such as depreciation and non-cash inventory adjustments in managing the Company and analyzing results of operations. Additionally, non-GAAP measures such as Operating EBITDA are commonly used to value the business by investors and lenders.  Non-GAAP measurements such as Operating EBITDA are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.  Use of Operating EBITDA has material limitations when compared to the use of operating income as Operating EBITDA excludes depreciation expense and non-cash inventory adjustments.  Operating income provides a reasonable basis for matching revenues with expense and provides the reader with a further perspective and understanding of the results of operations.  Management compensates for these limitations by reconciling Operating EBITDA to net income. This reconciliation can be found at the end of this release.

Results of Operations

Third Quarter

Net loss for the third quarter of 2005 was $7.4 million ($0.55 per share) on sales of $131.3 million compared to a net loss of $8.5 million ($0.64 per share) on sales of $120.9 million for the same three-

month period in 2004. Net sales for the third quarter of 2005 represent an increase of 8.6% over the third quarter of 2004. The improved results reflect progress on the turnaround initiatives and continued sales growth offset by cost inflation.

Gross Margin

Gross margin for the third quarter of 2005 was $37.5 million, or 28.6% of sales, compared to $32.6 million, or 27.0% of sales, for the same period in 2004. In comparing these periods, favorable pricing and volume, including new product introductions, contributed $3.5 million while cost reduction initiatives added $6.7 million. These contributions were partially offset by $3.8 million of higher inflation, $0.3 million of non-cash inventory adjustments (LIFO), $0.2 million related to our Brazilian operation and all other items netting unfavorably to $1.0 million.

Selling, General and Administrative Expense

Selling, general and administrative expense in the third quarter of 2005 was $29.7 million, or 22.6% of sales, compared to $27.3 million, or 22.6% of sales, in the third quarter of 2004. Included in the third quarter of 2005 are $0.5 million of unfavorable currency translation, $0.4 million related to the ramp up of our China wholly owned enterprise, $0.6 million incremental expense associated with additional audit and Sarbanes-Oxley work and $0.2 million associated with evaluating strategic alternatives for our non-core operations.

Operating Income

Operating income in the 2005 third quarter was $6.4 million (4.8% of sales) compared with an Operating loss of $0.1 million (-0.1% of sales) in the year earlier period which included restructuring charges of $4.1 million.

Operating EBITDA

Operating EBITDA (a non-GAAP measure) in the 2005 third quarter of $13.0 million (9.9% of sales) was 26.5% above the prior year period results of $10.3 million (8.5% of sales). “We continued to make good progress on our turnaround initiatives including the brand and product line positioning, new product introductions, cost reduction efforts, developments in China and global sourcing initiatives. Moreover, these efforts are just beginning to influence our results and we expect their impact to be greater in the periods to come,” said Mr. Paul D. Melnuk, Chairman and Chief Executive Officer.

“Further, our progress is better than the current results indicate,” Mr. Melnuk said. “Cost inflation for material inputs such as copper, brass and steel, as well as other items, adversely impacted margins by $3.8 million, or 2.9% of sales, in the quarter alone. To offset the impact of this inflation, the Company is increasing product prices which will take effect with orders received after November 30, 2005,” he stated.

“Operationally, we also made progress and are essentially meeting our on-time delivery commitment to our customers of shipping high volume products within the same or next day from our receipt of their order 95% of the time. At the same time, we are increasing our quality standards to ensure our products continue to enhance the value of our premium brands,” continued Mr. Melnuk. “These improvements in service performance contributed to the 8.6% increase in sales in the quarter compared to the same period last year,” he said.

Nine Months

Net loss for the first nine months of 2005 was $8.1 million ($0.61 per share) on sales of $392.4 million which compared to a net loss of $14.8 million ($1.11 per share) on sales of $360.8 million for the same nine-month period in 2004. Net sales for the nine months ended September 30, 2005 of $392.4 million represent an increase of 8.8% over net sales for the same period in 2004. Demand for the Company’s products continued to be strong, particularly in arc accessories and filler metal products reflecting healthy economic demand, new product introductions, targeted promotions and favorable pricing. Lower sales growth in the Company’s other primary products including gas equipment, plasma and welding equipment was due primarily to delivery issues in the second quarter and related competitive market dynamics. Year-over-year gas equipment volumes accelerated in the third quarter as compared with the first two quarters, a result of improved deliveries and, to a lesser extent, dynamics associated with rebuilding occurring in the U.S. gulf coast region after the hurricanes.

Gross Margin

Gross margin for the first nine months of 2005 was $109.3 million, or 27.9% of sales, compared to $104.0 million, or 28.8% of sales, for the same period in 2004. In comparing these periods, favorable pricing and volume, including new product introductions, contributed $13.8 million while cost reduction initiatives added $10.0 million. These contributions were more than offset by $12.0 million of higher inflation, $2.2 million of non-cash inventory adjustments (primarily LIFO), $2.1 million of inefficiencies incurred related to expedite charges in the second quarter, competitive market conditions and delivery issues particularly in the first half of the year, $0.9 million related to our Brazilian operation and $0.2 of higher depreciation, with all other items netting unfavorably to $1.1 million.

Selling, General and Administrative Expense

Selling, general and administrative expense in the first nine months of 2005 was $86.2 million, or 22.0% of sales, compared to $82.2 million, or 22.8% of sales, in the first nine months of 2004. Included in the 2005 results are $1.6 million of unfavorable currency translation, $0.6 million related to the ramp up of our China wholly owned enterprise, $1.0 million incremental expense associated with audit and Sarbanes-Oxley work and $0.7 million of severance related to changes in senior management.

Operating Income

Operating income in the first nine months of 2005 was $18.6 million (4.7% of sales) compared $9.0 million (2.5% of sales) in the year earlier period which included restructuring charges of $8.4 million.

Operating EBITDA

Operating EBITDA (a non-GAAP measure) in the first nine months of 2005 of $39.8 million (10.2% of sales) is $2.8 million, or 7.4% above, the prior year results of $37.1 million (10.3% of sales). “This improvement is directly related to progress on executing the business turnaround initiatives which began last year,” said Mr. Melnuk. “Of particular note is the progress made in China. A little over a year ago, this part of the strategy was only on paper. Today, the Company’s first manufacturing joint venture has 50 employees and is ramping up production of our mid and lower tier gas equipment products. The Company has also established its own sales and sourcing operations in China and currently has 24 professionals helping drive results,” he said.

“I am also pleased to announce that we have recently completed an agreement to establish a second joint venture that will operate a new facility to manufacture filler metal products for sale in China and export markets under the Thermal Arc® brand name,” Mr. Melnuk continued. “This is an exciting new growth initiative and will enable us to participate in the $4 billion global filler metal market with quality product at an attractive price point. This venture will also provide the Company with a stable controlled source of supply and require only a modest capital commitment. We anticipate limited production will begin next year,” he said.

Restructuring Costs

Restructuring costs of $4.1 million and $8.4 million during the third quarter and first nine months of 2004, respectively, consist of the relocation and consolidation of certain U.S. manufacturing facilities.

Liquidity and Capital Resources

To strengthen the Company’s liquidity position and provide flexibility to more aggressively pursue its business plan, on November 7, 2005 the Company amended its Second Lien Credit Agreement to increase the amount of borrowings from $20.0 million to $30.0 million, extend the maturity of the facility from April 30, 2005 to November 7, 2008 and obtain a more attractive interest rate. Immediate use of proceeds will be to reduce borrowings under the Company’s senior revolver which totaled $34.9 million as of September 30, 2005.

The Company had availability under its lines of credit of $16.2 million at September 30, 2005 as compared to $27.2 million at December 31, 2004. Operating EBITDA (a non-GAAP measure) of $39.8 million generated during the first nine months of 2005 helped fund $21.7 million of operating capital investment, $22.3 million of interest, $6.1 million for foreign taxes, $8.4 million of capital investments and $2.2 million for investment in our Chinese ventures and all other items (please refer to schedule 2).

As of September 30, 2005, accounts receivables plus inventories minus accounts payables was $185.6 million which reflects an increase of $10.8 million and $12.8 million when compared to the same sum on June 30, 2005 and December 31, 2004, respectively. As a percentage of sales, accounts receivable plus inventories minus accounts payable increased to 35.3% at the end of the third quarter from June 30 levels of 32.4% and was essentially flat from December 31, 2004 levels of 35.5% (please refer to schedule 4).

“Although we have made significant progress on, and are currently meeting, our near term delivery commitments to customers, we are disappointed that we have not made the progress in working capital improvement that we had planned for by this point in the year,” continued Mr. Melnuk. “Accordingly, we have recently made certain management and organization changes to strengthen our operations team to ensure we meet all of our objectives - service commitments to customers, cost reductions and working capital efficiency improvements,” he said. “With a stronger team, we have increased confidence that our objectives will be achieved, albeit with a somewhat longer time frame than we had originally anticipated,” he said.

“In fact, excellent progress has been made over the last quarter as we have begun to execute a strategy to rationalize and standardize our products and brands,” Mr. Melnuk added. “Our initial focus has been on the gas equipment line where we estimate that we will reduce the number of brands from dozens to less than ten, eliminate more than half of our finished goods stock keeping units, or SKUs, and nearly two-thirds of the components making up the finished products. This is expected to generate significant cost reductions, improve customer service levels and quality, broaden market coverage and increase inventory turns. The implementation of all phases of this strategy is expected to be completed within the next twelve months although we expect to begin to see benefits in the first quarter of next year,” said Mr. Melnuk.

Total debt for the Company at September 30, 2005 of $266.6 million was up $9.0 million from $257.6 million at June 30, 2005 and compares with $245.7 million as of December 31, 2004.

Other Initiatives

Strategic Review of Non-Core Operations

With regards to our several smaller, non-core business units, the Company continues to review strategic alternatives for maximizing the contribution of these operations to shareholder value including their possible divestiture. At this time, the Company has received indications of interest on each and is selectively pursuing next steps on several. Any potential transaction would most likely occur in early 2006 with potential proceeds used to reduce debt.

Outlook for the Rest of 2005

“The Company does not provide specific guidance on future results. However, we are experiencing, and anticipate to continue experiencing, good economic activity which should be complemented by new product introductions,” Melnuk continued. “Operationally, we believe our turnaround efforts should gain momentum contributing to improving Operating EBITDA over the long term,” Melnuk concluded.

Conference Call

Thermadyne will hold a teleconference to discuss the Company’s third quarter results on November 9, 2005 at 3:00 PM Eastern.

To participate via telephone, please dial:

•  U.S. and Canada: 877-313-3171 (Conference ID 2351725)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from November 9, 2005 at 5:00 PM Eastern until November 16, 2005 at 11:30 PM Eastern by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 2351725 followed by the # to listen to the recording.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

Schedule 1

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005	% of Sales	2004	% of Sales	2005	% of Sales	2004	% of Sales

Net sales	$131,268	100.0%	$120,897	100.0%	$392,381	100.0%	$360,795	100.0%
Cost of goods sold	93,719	71.4%	88,287	73.0%	283,078	72.1%	256,759	71.2%
Gross Margin	37,549	28.6%	32,610	27.0%	109,303	27.9%	104,036	28.8%
Selling, general and administrative expenses	29,709	22.6%	27,307	22.6%	86,165	22.0%	82,227	22.8%
Amortization of intangibles	817	0.6%	769	0.6%	2,548	0.6%	2,630	0.7%
Net periodic postretirement benefits	666	0.5%	515	0.4%	2,000	0.5%	1,826	0.5%
Restructuring costs	—	0.0%	4,125	3.4%	—	0.0%	8,394	2.3%
Operating income	6,357	4.8%	(106)	-0.1%	18,590	4.7%	8,959	2.5%
Other income (expense):
Interest	(6,415)	-4.9%	(5,752)	-4.8%	(18,034)	-4.6%	(15,688)	-4.3%
Amortization of deferred financing costs	(327)	-0.2%	(375)	-0.3%	(1,141)	-0.3%	(906)	-0.3%
Other, net	(1,229)	-0.9%	86	0.1%	(2,480)	-0.6%	(753)	-0.2%
Minority interest	(207)	-0.2%	—	0.0%	(862)	-0.2%	—	0.0%
Income (loss) before income tax provision	(1,821)	-1.4%	(6,147)	-5.1%	(3,927)	-1.0%	(8,388)	-2.3%
Income tax provision	5,554	4.2%	2,326	1.9%	4,154	1.1%	6,403	1.8%
Net Income (loss)	$(7,375)	-5.6%	$(8,473)	-7.0%	$(8,081)	-2.1%	$(14,791)	-4.1%

Basic net income (loss) per share	$(0.55)		$(0.64)		$(0.61)		$(1.11)

Diluted net income (loss) per share	$(0.55)		$(0.64)		$(0.61)		$(1.11)

Schedule 2

Using Selected Consolidated Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating EBITDA (1)	$12,971	$10,255	$39,848	$37,087

Change in operating assets and liabilities - Use of cash	$(11,575)	$(7,172)	$(24,860)	$(35,679)
Less impact of:
— Interest	(3,878)	(3,176)	(4,244)	2,672
— Income taxes	4,517	(416)	(1,171)	1,649
- Non-cash inventory adjs excluded in Operating EBITDA (1)	274	—	2,209	(12)
	$(12,488)	$(3,580)	$(21,654)	$(39,988)

Capital expenditures	(2,843)	(5,563)	(8,431)	(14,456)
Interest Paid	(10,293)	(8,928)	(22,278)	(13,016)
Income taxes paid	(2,283)	(2,905)	(6,070)	(4,916)
All other items, net	2,498	(3,552)	(2,176)	(14,927)
Sub-Total: Cash used	$(12,438)	$(14,273)	$(20,761)	(50,216)
Net increase in debt	10,064	13,090	21,928	41,947
Increase (decrease) in cash and cash equivalents	$(2,374)	$(1,183)	$1,167	$(8,269)

(1) A non-GAAP measure which is reconciled to net income/(loss) on schedule 5

Schedule 3

Selected Consolidated Balance Sheet Data

	September 30,	December 31,
	2005	2004
Cash and cash equivalents	$7,817	$6,650
Accounts receivable, net	104,781	93,555
Inventories	127,095	118,707
Total current assets	252,376	230,340
Property, plant and equipment, net	71,733	79,014
Total assets	613,588	601,904

Accounts payable	$46,229	$39,458
Working capital and second-lien facilities	54,869	30,824
Current maturities of long-term obligations	10,192	11,255
Total current liabilities	152,573	127,045
Long-term obligations, less current maturities	201,526	203,668
Total shareholder’s equity	142,216	155,636

Schedule 4

Trend of Accounts Receivable, net, Inventories and Accounts Payable

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2004	2004	2004	2004	2003
Accounts receivable, net	$104,781	$97,794	$98,611	$93,555	$89,133	$93,014	$91,737	$84,079
Inventories	127,095	121,249	119,524	118,707	129,199	127,637	108,103	100,070
Accounts payable	(46,229)	(44,243)	(44,047)	(39,458)	(37,801)	(41,285)	(37,217)	(36,182)
Sum-Total	$185,647	$174,800	$174,088	$172,804	$180,531	$179,366	$162,623	$147,967
—% Annualized Sales	35.3%	32.4%	34.3%	35.5%	37.3%	36.4%	34.8%	33.7%

Schedule 5

Reconciliations of Net Income (Loss) to Adjusted Operating EBITDA (1)

(In millions)

	Three Months Ended September 30,
	2005	2004
Net income (loss)	$(7.4)	$(8.5)
Plus:
Depreciation and amortization including deferred financing fees	6.0	6.1
Interest expense	6.4	5.8
Net periodic postretirement benefits	0.7	0.5
Other expense (income)	1.2	(0.1)
Restructuring costs	—	4.1
Inventory adjustments, net	0.3	—
Minority interest	0.2	—
Provision for (benefit from) income taxes	5.6	2.3
Operating EBITDA (1)	$13.0	$10.3

Reconciliations of Net Income (Loss) to Adjusted Operating EBITDA (1)

	Nine Months Ended September 30,
	2005	2004
Net income (loss)	$(8.1)	$(14.8)
Plus:
Depreciation and amortization including deferred financing fees	18.2	18.8
Interest expense	18.0	15.7
Net periodic postretirement benefits	2.0	1.8
Other expense (income)	2.5	0.8
Restructuring costs	—	8.4
Inventory adjustments, net	2.2	(0.0)
Minority interest	0.9	—
Provision for (benefit from) income taxes	4.2	6.4
Operating EBITDA (1)	$39.8	$37.1

(1) A Non-GAAP measure